New York Life Investments Active ETF Trust 485BPOS

Exhibit (e)(1)(a)

Distribution Agreement (New York Life Investments Active ETF Trust)

APPENDIX A

LIST OF FUNDS1

Effective as of February 14, 2025

NYLI CBRE Real Assets ETF

NYLI MacKay California Muni Intermediate ETF

NYLI MacKay Core Plus Bond ETF

NYLI MacKay High Income ETF

NYLI MacKay Muni Insured ETF

NYLI MacKay Muni Intermediate ETF

NYLI MacKay Securitized Income ETF

NYLI Winslow Focused Large Cap Growth ETF

NYLI Winslow Large Cap Growth ETF

ALPS DISTRIBUTORS, INC.		NEW YORK LIFE INVESTMENTS ACTIVE ETF TRUST
By:	/s/ Stephen Kyllo	By:	/s/ Jack R. Benintende
Name:	Stephen Kyllo	Name:	Jack R. Benintende
Title:	Senior Vice President & Director	Title:	Vice President

1 This Appendix A may be amended upon execution of an updated Appendix A signed by the Parties hereto.